FOREIGN TRADE AND ECONOMIC COOPERATION BUREAU OF XIANYANG


                       (OFFICIAL DOCUMENT NUMBER 1993 185)
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RE: CHANGE OF PARTNER OF XIANYANG YONGXIN ELECTRONICS CO.

Xianyang Yongxin Electronics Co. Ltd.:

         Your reporting document on September 11, 1993 has been reviewed. The reply is as follows:

1. It is to approve that Hong Kong Yongxin Technology Development Co. Ltd. ("Hong Kong Yongxin") withdraw all its shares in the joint venture - Xianyang Yongxin Electronics Co. Ltd. ("Yongxin")

2. It is to approve that Hong Kong Cao Trading Co. Ltd. replaces Hong Kong Yongxin's whole shares in Yongxin and assume all the rights and liabilities that the withdrawing party had in the joint venture.

3. The total investments, registered capital and range of operation will not change after the transfer.

4. There will be a seven-people Board of Directors in Xianyang Electronics Co. Ltd., with three Chinese Directors and four Hong Kong Directors. The Chairman of Board will be a person from the Hong Kong partner, and Vice Chairman will be a person from Chinese partner.

Please apply for new business license at Commerce Administration Bureau.

            FOREIGN TRADE AND ECONOMIC COOPERATION BUREAU OF XIANYANG



                                                       (seal)


                                           September 10, 1993

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